UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2008

Ludvik Capital, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-52402	33-1148936
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1220 N. Market St, Ste 806, Wilmington, Delaware		19901
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (757)927-2986

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 - OTHER EVENTS

Item 8.01 – Other Events

On July 1, 2008, the Company announced that it has filed updated corporate financial information for the period ended December 31, 2007 (Exhibit 99.1). The Company also filed additional financial information for the period ended March 31, 2008 (Exhibit 99.2) and additional corporate financial information for the period ended June 30, 2008 (Exhibit 99.3). In addition the Company also filed an updated fact sheet for the period ended December 31, 2007 (Exhibit 99.4).

The Company, in the normal course of business, continues to enter into agreements to acquire properties in Florida, Alabama, Maryland and Georgia. There can be no assurance that the company will be able to complete the transactions due to financing contingencies and current market conditions. The Company has authorized up to $700 million dollars in Ludvik Capital PERC (Preferred Equity Redeemable Common)Stock to complete the transactions.

The Company entered into an agreement with The Burkhardt Group to acquire two million five hundred thousand shares of American Enterprise Development Corporation. The Burkhardt Group has subsequently advised the Company that is unable to complete the transaction.

The Company has entered into a letter of intent to acquire an interest in Secure Axxess (www.secureaxxess.com). The Company continues to enter into letters of intent with companies that meet the criteria for investment and present an opportunity to increase shareholder value.

The Company completed a five year software licensing agreement with Synertech Global (www.synertechglobal.com)

The Company has formed a subsidiary Ludvik Commodities that is evaluating opportunities in the oil, gas and gold industries. In addition the company is evaluating investments in new alternative energies like biofuels and solar power.

The Company is also evaluating financial investments in business development companies and other opportunities to acquire portfolio investments that will increase shareholder value.

The Company continues to focus on developing a diversified portfolio of investments in a holding company to increase the long term returns for shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ludvik Capital, Inc.

By	/s/ Frank Kristan
Chief Executive Officer

Date: July 1, 2008

Exhibit 99.1 - Financial Statement for period ended December 31, 2007
Exhibit 99.2 - Financial Statement for period ended March 31, 2008
Exhibit 99.3 - Financail Statement for period ended June 30, 2008
Exhibit 99.4 - Fact Sheet for period ended December 31, 2007